UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	January 26, 2005

AVON PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-4881	13-0544597

(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas
New York, New York	10105-0196

(Address of Principal Executive Offices)	(Zip Code)

(212) 282-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

 Item 1.01. Entry into a Material Definitive Agreement.

 2004 Annual Cash Bonus Award

     On January 26, 2005, the Compensation Committee of the Board of Directors (the “Committee”) approved the annual cash bonus awards for 2004 under the Company’s Executive Incentive Plan and the Company’s Management Incentive Plan. The Executive Incentive Plan, which has been approved by shareholders, covers executive officers of the Company who are designated for participation by the Committee at the beginning of the year. For 2004, the Committee designated the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer, the Senior Vice President, General Counsel and Secretary and two Executive Vice Presidents with regional responsibilities as participants in the Executive Incentive Plan. At the beginning of 2004, the Committee had established target bonuses so that a participant under the Executive Incentive Plan would be entitled to receive from 70% to 175% of salary as a target bonus, depending on management level, or a greater or lesser percentage depending on the achievement of performance goals. The other executive officers were covered under the Company’s Management Incentive Plan.

     Based on the achievement of earnings per share, net sales, operating margin and cash flow goals, the Committee awarded a cash bonus equal to 104.61% of target bonus to the Chief Executive Officer and cash bonuses ranging from 93.24% to 104.61% of target bonus to executive officers generally.* Executive officers covered by the Company’s Management Incentive Plan were also generally paid a cash bonus of 104.61% of target bonus.

2005 Annual Cash Bonus Performance Goals

     On January 26, 2005, the Committee designated the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer, the Senior Vice President, General Counsel and Secretary and three Executive Vice Presidents for participation in the Executive Incentive Plan. The Committee also established performance goals of achieving pre-established levels of revenue, operating profit, earnings per share and cash flow from operations (with additional operating business unit criteria for one Executive Vice President with regional responsibilities). The Committee established target bonuses so that a participant under the Executive Incentive Plan would be entitled to receive from 70% to 175% of salary as a target bonus, depending on management level, with a payout ranging from 30% to 200% of target bonus depending upon the attainment of total performance goals. The Committee has the discretion to reduce, but not increase, the amount of a participant’s bonus under the Executive Incentive Plan.
__________________________
* The awards to the Chairman and Chief Executive Officer and the President and Chief Operating Officer were ratified by the Board on January 27, 2005.

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     The awards for other executive officers under the Management Incentive Plan provide generally for similar financial measures and bonus opportunities.

2002-2004 Transformation Long-Term Incentive Plan

     In 2002, the Committee approved a Transformation Long-Term Incentive Plan (“TLTIP”) which was designed to provide additional long-term compensation to executive officers and other key executives driving the Company’s business transformation initiatives. Under the TLTIP, cash awards were payable if the Company achieved certain financial objectives tied to the transformation objectives during the performance period 2002-2004. The Company achieved a significant portion, but not all, of the performance goals established by the Plan. As a result, the Committee used its discretion and determined that a modest partial payout from the Plan equal to 12.5% of the TLTIP targets was appropriate. No payout was made to the Chairman and Chief Executive Officer, who declined to be considered for any payout under the plan.

2005-2007 Performance Cash Plan

     On January 26, 2005, the Committee approved a 2005-2007 Performance Cash Plan pursuant to the terms of the Executive Incentive Plan. The Plan is designed to continue to focus key executives on long-term financial objectives. The Plan covers the Chief Executive Officer, all other executive officers and other key executives. Awards were set with the objective of payouts ranging from thirty percent of target for the achievement of threshold financial objectives aligned with the Company’s long-term business plan to two hundred percent of target if maximum performance objectives are achieved. Target awards range from one to two times base salary to enable the Committee to exercise discretion to raise or lower, or in the case of Executive Incentive Plan participants only lower, payouts based on individual performance. The Committee has designated revenues and operating margin as the key performance measures under the Plan.

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SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.

Dated: February 1, 2005	By:	/s/ Gilbert L. Klemann, II

		Name:	Gilbert L. Klemann, II
		Title:	Senior Vice President and
General Counsel

(Page 4 of 4 Pages)